NORWESTECH, INC.

CERTIFICATE OF DESIGNATION
FOR
SERIES B CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned, being the Secretary of NORWESTECH, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, the Board of Directors, on February 22, 2012, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 3,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share, to be designated as its Series B Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors hereby establishes a series of Series B Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES B VOTING PREFERRED STOCK

Section 1. DESIGNATION AND NUMBER OF SHARES. There shall be created from the 5,000,000 shares of the Corporation’s preferred stock, par value $0.01 per share, authorized to be issued by the Certificate of Incorporation (“Preferred Stock”), a series of Preferred Stock designated as “Series B Convertible Preferred Stock” (the “Series B Convertible Preferred Stock”), and the authorized number of shares constituting the Series B Convertible Preferred Stock shall be 3,000,000. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to Section 151(g) of the DGCL, or any successor provision, and by the filing of a certificate of decrease with the Secretary of State of the State of Delaware; provided that no such decrease shall reduce the number of authorized shares of Series B Convertible Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock shall have a stated value equal to $1.00 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Stated Value”).

Section 2. Certain Definitions. As used herein, the following terms have the following meanings:

“Board of Directors” shall mean the Board of Directors of the Corporation or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

“Certificate of Designation” shall mean the Certificate of Designation filed with the Secretary of State of the State of Delaware fixing the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of the Series B Convertible Preferred Stock.

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“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Corporation, as may be amended and/or restated from time to time.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Holder” shall mean a holder of record of the Series B Convertible Preferred Stock.

Section 3. DIVIDENDS. There will be no dividends due or payable on the Series B Convertible Preferred Stock other than as set forth in this Section 3. When and as dividends or distributions are declared by the Corporation with respect to Common Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock and any other series of Preferred Stock entitled to participate with the Common Stock in such dividends or distributions shall be entitled to participate pro rata in such dividends or distributions based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock as of the record date with respect to such dividend or distribution.

Section 4. LIQUIDATION; WINDING UP, BANKRUPTCY. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation’s assets in one transaction or in a series of related transactions (a “Liquidation Event”), the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock, Series B Convertible Preferred Stock, Series A Convertible Preferred Stock and any other series of Preferred Stock entitled to participate with the Common Stock in the distribution of such remaining assets, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock immediately prior to such dissolution, liquidation or winding up of the Corporation. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation with or into any other entity shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation.

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Section 5. CONVERSION PRICE; ADJUSTMENTS.

(a) Conversion Price. The Conversion Price shall be equal to $0.23261 per share, subject to adjustment as set forth in Section 5(b) hereof.

(b) Adjustments to Conversion Price.

(i) If the Corporation, at any time while any shares of Series B Convertible Preferred Stock are outstanding, (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock (whether payable in shares of its Common Stock or of capital stock of any class), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of Common Stock any shares of capital stock of the Corporation, the Conversion Price designated in Section 5(a) hereof shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock of the Company outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii) All calculations under this Section 5(b) shall be made to the nearest 1/1,000th of a cent or the nearest 1/1,000th of a share, as the case may be. Any calculation resulting in a fraction shall be rounded up to the next cent or share.

(iii) Whenever the Conversion Price is adjusted pursuant to Section 5(b)(i), the Corporation shall within ten (10) days after the determination of the new Conversion Price deliver to each Holder at such Holder’s last addresses as it shall appear upon the Series B Convertible Preferred Stock register a notice setting forth the new Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(iv) In case of any reclassification of the Common Stock, any consolidation or merger of the Corporation with or into another person, the sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each Holder shall have the right thereafter to convert such Series B Convertible Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then such Holder shall have the right to convert the Series B Convertible Preferred Stock and receive cash in the same manner as other stockholders), and such Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Series B Convertible Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this Section 5(b)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

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(v) If (A) the Corporation shall declare a dividend (or any other distribution) on its Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; (C) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (D) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding-up of the affairs of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of Series B Convertible Preferred Stock, and shall cause to be delivered to each Holder at such Holder’s last addresses as it shall appear upon the Series B Convertible Preferred Stock register, at least thirty (30) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding-up; provided, however, that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 6. MANDATORY CONVERSION.

(a) Each outstanding share of Series B Convertible Preferred Stock shall automatically convert into the number of shares of Common Stock determined by dividing the Stated Value by the Conversion Price, upon the date on which the Corporation amends its Certificate of Incorporation to increase the authorized number of shares of Common Stock to an amount equal to at least 150,000,000 shares (the “Mandatory Conversion Time”).

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(b) All Holders shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series B Convertible Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each Holder shall surrender such Holder’s certificate or certificates for all of such Holder’s shares of Series B Convertible Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such Holder is entitled pursuant to this Section 6. At the Mandatory Conversion Time, all outstanding shares of Series B Convertible Preferred Stock shall automatically, without any act of the Holder or the Company, be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series B Convertible Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the last sentence of this Section 6(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by such Holder’s attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Convertible Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof. No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the Corporation shall eliminate such fractional share interest by issuing the Holder an additional full share of Common Stock

(c) All shares of Series B Convertible Preferred Stock shall, from and after the Mandatory Conversion Time, no longer be deemed to be outstanding and, notwithstanding the failure of the Holders thereof to surrender the certificates for such shares on or prior to such time, all rights with respect to such shares shall immediately cease and terminate at the Mandatory Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefore. Such converted Series B Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Convertible Preferred Stock accordingly.

(d) Any notice required or permitted by the provisions of this Section 6 to be given to a Holder shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

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(e) The Corporation covenants that all shares of Common Stock that shall be issuable hereunder shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

Section 7. RANK. The Series B Convertible Preferred Stock shall, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank (i) pari passu to the Corporation’s Common Stock, the Series A Preferred Stock and any other class or series of capital stock (including Preferred Stock) of the Corporation hereafter created that, by its terms, ranks pari passu to the Series B Convertible Preferred Stock (“Pari Passu Securities”); and (ii) junior to any class or series of capital stock of the Corporation hereafter created which by its terms ranks senior to the Series B Convertible Preferred Stock (“Senior Securities”).

Section 8. VOTING RIGHTS. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number determined by dividing the Stated Value by the Conversion Price then in effect. Except as provided by law or by the other provisions of the Certificate of Incorporation, Holders shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

Section 9. COVENANTS.

(a) So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the Holders, alter or change the rights, preferences or privileges of the Series B Preferred so as to affect adversely the Holders.

(b) The Corporation will submit to stockholders, as promptly as reasonably possible following issuance of the Series B Convertible Preferred Stock and in any event no later than April 1, 2012 an amendment to the Certificate of Incorporation that will increase the authorized number of shares of Common Stock from 30,000,000 to an amount equal to or greater than 150,000,000.

(c) The Corporation shall not make any other distributions (including without limitation the granting of any rights or warrants) to the holders of the Common Stock without first obtaining the unanimous written consent of the Holders.

(d) So long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of holders of a majority of the outstanding shares of Common Stock (voting as a separate class, without the vote of holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or any other series of Preferred Stock), alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock.

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Section 10. MISCELLANEOUS.

(a) Status of Converted or Redeemed Stock. In case any shares of Series B Convertible Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock, and shall no longer be designated as Series B Convertible Preferred Stock.

(b) Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any stock certificate(s) representing shares of Series B Convertible Preferred Stock and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the stock certificate(s) representing shares of Series B Convertible Preferred Stock (surrendered for cancellation), the Corporation shall execute and deliver new stock certificate(s) representing shares of Series B Convertible Preferred Stock. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated stock certificate(s) representing shares of Series B Convertible Preferred Stock if the Holder of such shares of Series B Convertible Preferred Stock contemporaneously requests the Corporation to convert such shares of Series B Convertible Preferred Stock.

(c) Waiver. Notwithstanding any provision in the Certificate of Designation to the contrary, any provision contained in the Certificate of Designation and any right of the Holders granted hereunder may be waived as to all shares of Series B Convertible Preferred Stock (and the Holders thereof) upon the unanimous written consent of the Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned this 22nd day of February, 2012.

NORWESTECH, INC.

By:	/s/ Stanley L. Schloz
Name: Stanley L. Schloz
Title: President

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